EXHIBIT (11)

               TEMPLE-INLAND INC. AND SUBSIDIARIES
        STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

            (in thousands, except for per share data)




                             Third Quarter     First Nine Months
                           1997      1996      1997      1996

Primary
Average common shares
  outstanding              56,664    55,448    55,848    55,506
Net effect of dilutive stock
  options based on treasury
  stock method using
  average market price        203        85       184        49

Weighted average shares
  outstanding              56,867    55,533    56,032    55,555


  Net income             $ 12,559  $ 32,648  $ 41,360  $114,480

  Earnings per share       $  .22    $  .59    $  .74    $ 2.06

Fully Diluted
Average common shares
  outstanding              56,664    55,448    55,848    55,506
Net effect of dilutive stock
  options based on treasury
  stock method using the closing
  market price, if higher than
  average market price        275       410       218       157

Weighted average shares
 outstanding               56,939    55,858    56,066    55,663

  Net income             $ 12,559  $ 32,648  $ 41,360  $114,480

  Earnings per share       $  .22    $  .58    $  .74    $ 2.06